EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Daniel Maudlin
Vice President of Finance and Chief Financial Officer
Haynes International, Inc.
765-456-6102

HAYNES INTERNATIONAL, INC. REPORTS

FIRST QUARTER FISCAL 2021 FINANCIAL RESULTS

●	Increase in net cash of $14.0 million during the first quarter. Strong total liquidity of approximately $161.3 million with cash at December 31, 2020 of $61.3 million and approximately $100.0 million available on the credit facility.
●	First quarter net revenues of $72.2 million compared to net revenues of $108.5 million for the same period of fiscal 2020 driven by lower volumes due to the continued impact of the COVID-19 global pandemic most pronounced in the aerospace industry. First quarter net loss of $(8.0) million, or $(0.65) per diluted share, compared to net income of $3.3 million, or $0.26 per diluted share, for the same period of fiscal 2020.
●	Backlog of $145.1 million at December 31, 2020, a decrease of 5.3% from $153.3 million at September 30, 2020.
●	Capital investment in the first quarter of $1.1 million and forecast for capital spending in fiscal 2021 of $10.0 million.
●	Regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock declared.

KOKOMO, IN, January 28, 2021 – Haynes International, Inc. (NASDAQ GM: HAYN) (the “Company”), a leading developer, manufacturer and marketer of technologically advanced high-performance alloys, today reported financial results for the first quarter ended December 31, 2020.  In addition, the Company announced that its Board of Directors has authorized a regular quarterly cash dividend of $0.22 per outstanding share.

“As we continue to navigate through the business impacts caused by the pandemic, our liquidity remains strong with cash generation this quarter of $14 million, resulting in over $61 million of cash on our balance sheet with zero borrowed against our credit facility," said Michael L. Shor, President and Chief Executive Officer. “Our first quarter gross margin was significantly compressed due to the low volumes caused by the COVID-19 pandemic, especially in the aerospace market.  Looking forward, we welcome the favorable news of the start of the vaccination rollout and the recertification of the Boeing 737 MAX.  While visibility is still unclear, our conversations with customers as well as recent order entry trends lead us to believe that Q1 volume is at or near the bottom of this unprecedented downturn.”

1st Quarter Results

Net Revenues.  Net revenues were $72.2 million in the first quarter of fiscal 2021, a decrease of 33.4% from $108.5 million in the same period of fiscal 2020.   Volume was 2.8 million pounds in the first quarter of fiscal 2021, a decrease of 33.9% from 4.2 million pounds in the same period of fiscal 2020.  The decrease in volume is primarily attributable to a significant slowdown in demand caused by the COVID-19 pandemic and the impact on the aerospace supply chain caused by the grounding of the Boeing 737 MAX.  The product average selling price was $23.84 per pound in the first quarter of fiscal 2021, a decrease of 0.5% from $23.97 per pound in the same period of fiscal 2020.  The decrease in average selling price per pound largely reflects a lower-value product mix and other pricing considerations, which decreased the average selling price per pound by approximately $0.14, partially offset by higher market prices of raw materials which increased average selling price per pound by approximately $0.01.

Cost of Sales. Cost of sales was $71.2 million, or 98.6% of net revenues, in the first quarter of fiscal 2021 compared to $89.7 million, or 82.7% of net revenues, in the same period of fiscal 2020. The decrease was primarily due to lower volumes combined with the Company’s actions taken to lower costs in response to COVID-19.   However, despite these cost

reduction measures, fixed costs have not declined in line with current production volumes, which required directly expensing a portion of these fixed costs in the amount of approximately $5.9 million during the first quarter of fiscal 2021.  The Company also recorded a $0.7 million increase in inventory reserves and scrap-outs to cost of sales during the first quarter of fiscal 2021 as compared to the first quarter of 2020.

Gross Profit.  As a result of the above factors, gross profit was $1.0 million for the first quarter of fiscal 2021, a decrease of $17.8 million from the same period of fiscal 2020. Gross margin as a percentage of net revenue decreased to 1.4% in the first quarter of fiscal 2021 as compared to 17.3% in the same period of fiscal 2020.

Selling, General and Administrative Expense.  Selling, general and administrative expense was $9.7 million for the first quarter of fiscal 2021, a decrease of $1.8 million, or 15.4%, from the same period of fiscal 2020.  Selling, general and administrative expense as a percentage of net revenues increased to 13.5% for the first quarter of fiscal 2021 compared to 10.6% for the same period of fiscal 2020.  Significant cost saving measures continued in the quarter including headcount reductions, furloughs, reduced executive salaries, reduced board fees and reduced travel and entertainment expenses.  Lower exchange rate loss also contributed to the lower expenses in the first quarter of fiscal 2021 as compared to the same period of fiscal 2020.

Research and Technical Expense.  Research and technical expense was $0.8 million, or 1.1% of net revenue, for the first quarter of fiscal 2021, compared to $0.9 million, or 0.8% of net revenue, in the same period of fiscal 2020.  The reduction in spend as compared to the first quarter of fiscal 2020 is primarily attributable to lower salaries and wages as a result of lower hours worked and reduced headcount.

Operating Income/(Loss).  As a result of the above factors, operating loss in the first quarter of fiscal 2021 was ($9.5) million compared to operating income of $6.4 million in the same period of fiscal 2020.

Nonoperating retirement benefit expense.  Nonoperating retirement benefit expense was $0.4 million in the first quarter of fiscal 2021 compared to $1.7 million in the same period of fiscal 2020.  The decrease in expense was primarily driven by favorable retiree health care spending and higher than expected return on plan assets.

Income Taxes. Income tax benefit was $2.2 million in the first quarter of fiscal 2021, a difference of $3.3 million from income tax expense of $1.1 million in the first quarter of fiscal 2020, driven primarily by a difference in income (loss) before income taxes of $14.6 million. Additionally, income tax benefit is being adversely impacted by discrete items related to stock compensation in the first quarter of fiscal 2021.

Net Income/(Loss).  As a result of the above factors, net loss in the first quarter of fiscal 2021 was ($8.0) million, compared to net income of $3.3 million in the same period of fiscal 2020.

Volumes, Competition and Pricing

Significantly lower produced and shipped volume continued to be the primary issue impacting the Company’s financial results in the first quarter of fiscal 2021. Demand for the Company’s products has been negatively impacted across all of the Company’s major end markets due to the widespread impact of the COVID-19 global pandemic. Many of the Company’s customers are in a cash preservation mode which has also resulted in conservative order entry trends.  Elevated inventory throughout the supply chain, particularly in aerospace, contributed to lower order entry.  In addition, the first quarter of any fiscal year is typically impacted by lower volumes due to the holidays, maintenance schedules and customers managing their calendar year-end balance sheets.

Volume shipped in the first quarter of fiscal 2021 was 2.8 million pounds, a reduction of 1.4 million pounds, or 33.9%, from the same period last year and a 5.2% reduction sequentially from the fourth quarter of fiscal 2020.  The aerospace market was the most impacted market with a 1.4 million, or 60.7%, volume decrease from the same period last year and a 20.8% decrease sequentially from the fourth quarter of fiscal 2020. Volume shipped into the chemical processing market decreased 0.2 million pounds, or 23.7%, due to COVID-19 impacts noted above, but was offset by increased volume of 0.2 million pounds shipped into other markets for flue-gas desulphurization applications.  Shipments in the industrial gas turbine market were relatively flat compared to the same period last year.  The industrial gas turbine market was impacted by COVID-19, however this impact was mitigated by increases in market share.  Due to abnormally low levels of production during the first quarter, the Company directly expensed a portion of fixed overhead costs of $5.9 million to cost of sales.

The product average selling price per pound in the first quarter of fiscal 2021 was $23.84, which is nearly even to last year’s first quarter.  The Company continues to pursue price increases in its high-value differentiated products.

Gross Profit Margin Trend Performance

The significant drop in volumes resulting from the COVID-19 pandemic compressed margins significantly in the first quarter of fiscal 2021 to 1.4%.  The Company continues to face the industry-wide challenge of reducing spending commensurate with reductions in production volume in the current environment.  In the first quarter, the Company charged $5.9 million directly to cost of sales for excess fixed overhead cost per pound incurred due to abnormally low production levels that could not be capitalized into inventory.  This direct charge of $5.9 million compares to $0.0 million in the first quarter of fiscal 2020 and $4.0 million sequentially in the fourth quarter of fiscal 2020.  Additional inventory reserves and scrap-outs of $0.7 million compared to last year’s first quarter were charged to cost of sales primarily due to decreasing sales levels of certain inventory items.

Backlog

The Company has continued to experience low order entry levels attributable primarily to the global COVID-19 pandemic and its unprecedented impact on the economy, significant supply chain inventory reductions, the significant drop in the oil prices, along with the disruption in the aerospace supply chain caused by the year-long grounding of the Boeing 737 MAX.  Backlog was $145.1 million at December 31, 2020, a decrease of $8.1 million, or 5.3%, from $153.3 million at September 30, 2020.  Backlog pounds at December 31, 2020 increased sequentially during the first quarter of fiscal 2021 by 2.2% as compared to September 30, 2020.  The average selling price of products in the Company’s backlog decreased to $25.89 per pound at December 31, 2020 from $27.94 per pound at September 30, 2020, reflecting a change in product mix to lower value products.  Visibility continues to be limited due to the uncertainty surrounding the impact of COVID-19 and the various mitigation measures undertaken within the various supply chains.

Capital Spending

During the first three months of fiscal 2021, capital investment was $1.1 million, and total planned capital expenditures for fiscal 2021 are expected to be approximately $10.0 million to allow for maintaining reliability within operations.

Working Capital

Controllable working capital, which includes accounts receivable, inventory, accounts payable and accrued expenses, was $244.5 million at December 31, 2020, a decrease of $20.4 million, or 7.7%, from $264.9 million at September 30, 2020. The decrease resulted primarily from accounts receivable and inventory decreasing $10.7 million and $9.8 million, respectively, during the first three months of fiscal 2021.

Liquidity

The Company had cash and cash equivalents of $61.3 million at December 31, 2020 compared to $47.2 million at September 30, 2020.  Additionally, there were zero borrowings against the line of credit outstanding as of December 31, 2020.

Net cash provided by operating activities in the first three months of fiscal 2021 was $18.5 million compared to net cash provided by operating activities of $7.0 million in the first three months of fiscal 2020, an increase of $11.4 million.  Cash flow from operating activities in the first three months of fiscal 2021 was favorably impacted by a decrease in inventory of $13.3 million during the first three months of fiscal 2021 as compared to an increase in inventory of $20.0 million during the same period of fiscal 2020, partially offset by a net loss of ($8.0) million during the first three months of fiscal 2021 as compared to net income of $3.3 million during the same period of fiscal 2020.

Net cash used in investing activities was $1.1 million in the first three months of fiscal 2021 which was lower than cash used in investing activities of $2.3 million during the same period of fiscal 2020 due to lower additions to property, plant and equipment.

Net cash used in financing activities was $4.1 million in the first three months of fiscal 2021, which was higher than net cash used in financing activities of $2.6 million during the same period of fiscal 2020, primarily as a result of, among other factors, cash paid for debt issuance costs resulting from the new U.S. revolving credit facility.  Dividends paid of $2.8 million during the first three months of fiscal 2021 were comparable to the same period of fiscal 2020.

Refinancing of Credit Facility

On October 19, 2020, the Company replaced the $120.0 million credit facility set to expire in July 2021 with a new credit facility expiring in three years.  The Credit Agreement provides for revolving loans in the maximum amount of $100.0 million, subject to a borrowing base and certain reserves. The Credit Agreement permits an increase in the maximum revolving loan amount from $100.0 million up to an aggregate amount of $170.0 million at the request of the borrower if certain conditions are met.   As of December 31, 2020, the Company was in compliance with all applicable financial covenants under the new credit facility.

Dividend Declared

On January 28, 2021, the Company announced that the Board of Directors declared a regular quarterly cash dividend of $0.22 per outstanding share of the Company’s common stock.  The dividend is payable March 15, 2021 to stockholders of record at the close of business on March 1, 2021.  Any future dividends will be at the discretion of the Board of Directors.

Guidance

The Company continues to experience market uncertainty due to the COVID-19 global pandemic. While visibility is still unclear, conversations with customers as well as recent order entry trends lead the Company to believe that its first quarter volume and revenue are at or near the bottom of this unprecedented downturn.  Earnings for the second quarter cannot be estimated during this time of market and economic unpredictability, low volumes and unfavorable fixed cost absorption. The Company expects to continue its solid liquidity throughout fiscal 2021 and to be favorably positioned for the recovery.

Earnings Conference Call

The Company will host a conference call on Friday, January 29, 2021 to discuss its results for the first quarter of fiscal 2021.  Michael Shor, President and Chief Executive Officer, and Daniel Maudlin, Vice President of Finance and Chief Financial Officer, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, January 29, 2021	Dial-In Numbers:	888-506-0062 (Domestic)
Time:	9:00 a.m. Eastern Time		973-528-0011 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate, a teleconference replay will be available from Friday, January 29th at 11:00 a.m. ET, through 11:59 p.m. ET on Friday, February 26, 2021. To listen to the replay, please dial:

Replay:	877-481-4010 (Domestic) 919-882-2331 (International)
Conference Pin:	39576

A replay of the Webcast will also be available for one year at www.haynesintl.com.

About Haynes International

Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace, industrial gas turbine and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. All statements other than statements of historical fact, including statements regarding market and industry prospects and future results of operations or financial position, made in this press release are forward-looking. In many cases, you can identify forward-looking statements by terminology, such as “may”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of such terms and other comparable terminology. The forward-looking information may include, among other information, statements concerning the Company’s outlook for fiscal 2021 and beyond, overall volume and pricing trends, cost reduction strategies and their anticipated results, capital expenditures, dividends and the impact of COVID-19 on the economy, demand for our products and our operations, including the measures taken by governmental authorities to address it, which may precipitate or exacerbate other risks and/or uncertainties.  There may also be other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, many of which are beyond the Company’s control.

The Company has based these forward-looking statements on its current expectations and projections about future events, including our expectations of the impact of the recent COVID-19 pandemic.  Although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based upon those assumptions also could be incorrect.  Risks and uncertainties may affect the accuracy of forward-looking statements. Some, but not all, of these risks are described in Item 1A. of Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended December 31,
	2019	2020
Net revenues	$108,453	$72,177
Cost of sales	89,710	71,190
Gross profit	18,743	987
Selling, general and administrative expense	11,507	9,733
Research and technical expense	882	787
Operating income (loss)	6,354	(9,533)
Nonoperating retirement benefit expense	1,700	359
Interest income	(14)	(4)
Interest expense	251	304
Income (loss) before income taxes	4,417	(10,192)
Provision for (benefit from) income taxes	1,149	(2,165)
Net income (loss)	$3,268	$(8,027)
Net income (loss) per share:
Basic	$0.26	$(0.65)
Diluted	$0.26	$(0.65)
Weighted Average Common Shares Outstanding
Basic	12,460	12,493
Diluted	12,502	12,493

Dividends declared per common share	$0.22	$0.22

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share data)

	September 30,	December 31,
	2020	2020
ASSETS
Current assets:
Cash and cash equivalents	$47,238	$61,263
Accounts receivable, less allowance for doubtful accounts of $545 and $576 at September 30, 2020 and December 31, 2020, respectively	51,118	40,380
Inventories	246,124	236,313
Income taxes receivable	3,770	4,221
Other current assets	3,285	3,946
Total current assets	351,535	346,123
Property, plant and equipment, net	159,819	156,942
Deferred income taxes	30,551	32,096
Other assets	8,974	8,531
Goodwill	4,789	4,789
Other intangible assets, net	5,056	5,920
Total assets	$560,724	$554,401
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,555	$18,063
Accrued expenses	14,757	14,134
Income taxes payable	—	277
Accrued pension and postretirement benefits	3,403	3,403
Deferred revenue—current portion	2,500	2,500
Total current liabilities	38,215	38,377
Long-term obligations (less current portion)	8,509	8,436
Deferred revenue (less current portion)	12,829	12,204
Deferred income taxes	2,131	2,222
Operating lease liabilities	1,719	1,622
Accrued pension benefits (less current portion)	105,788	103,467
Accrued postretirement benefits (less current portion)	90,032	90,182
Total liabilities	259,223	256,510
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 12,681,280 and 12,751,495 shares issued and 12,622,371 and 12,682,147 shares outstanding at September 30, 2020 and December 31, 2020, respectively)	13	13
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	—	—
Additional paid-in capital	257,583	258,642
Accumulated earnings	120,943	110,134
Treasury stock, 58,909 shares at September 30, 2020 and 69,348 shares at December 31, 2020	(2,437)	(2,675)
Accumulated other comprehensive loss	(74,601)	(68,223)
Total stockholders’ equity	301,501	297,891
Total liabilities and stockholders’ equity	$560,724	$554,401

Schedule 3

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Three Months Ended December 31,
	2019	2020
Cash flows from operating activities:
Net income (loss)	$3,268	$(8,027)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	4,752	4,807
Amortization	51	116
Pension and post-retirement expense - U.S. and U.K.	3,437	2,040
Change in long-term obligations	(12)	7
Stock compensation expense	734	1,059
Deferred revenue	(625)	(625)
Deferred income taxes	(84)	(1,983)
Change in assets and liabilities:
Accounts receivable	11,941	11,684
Inventories	(19,983)	13,289
Other assets	(206)	(270)
Accounts payable and accrued expenses	4,207	(1,246)
Income taxes	1,761	(178)
Accrued pension and postretirement benefits	(2,213)	(2,220)
Net cash provided by (used in) operating activities	7,028	18,453
Cash flows from investing activities:
Additions to property, plant and equipment	(2,296)	(1,127)
Net cash used in investing activities	(2,296)	(1,127)
Cash flows from financing activities:
Dividends paid	(2,760)	(2,795)
Proceeds from exercise of stock options	422	—
Payment for purchase of treasury stock	(198)	(238)
Payment for debt issuance cost	—	(980)
Payments on long-term obligation	(40)	(67)
Net cash used in financing activities	(2,576)	(4,080)
Effect of exchange rates on cash	425	779
Increase (decrease) in cash and cash equivalents:	2,581	14,025
Cash and cash equivalents:
Beginning of period	31,038	47,238
End of period	$33,619	$61,263

Quarterly Data

The unaudited quarterly results of operations of the Company for the most recent five quarters are as follows.

	Quarter Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
(dollars in thousands)	2019	2020	2020	2020	2020
Net revenues	$108,453	$111,563	$80,576	$79,938	$72,177
Gross profit margin	18,743	19,296	2,639	3,954	987
Gross profit margin %	17.3%	17.3%	3.3%	4.9%	1.4%
Net income (loss)	3,268	4,068	(8,097)	(5,717)	(8,027)
Net income (loss) per share:
Basic	$ 0.26	$ 0.32	($ 0.65)	($ 0.46)	($ 0.65)
Diluted	$ 0.26	$ 0.32	($ 0.65)	($ 0.46)	($ 0.65)

Sales by Market

The unaudited revenues, pounds shipped and average selling price per pound of the Company for the three months ending December 31, 2019 and 2020 are as follows.

	Three Months Ended December 31,
	2019	2020
Net revenues (in thousands)
Aerospace	$58,843	$24,555
Chemical processing	16,712	15,256
Industrial gas turbines	13,763	13,967
Other markets	11,875	12,779
Total product revenue	101,193	66,557
Other revenue	7,260	5,620
Net revenues	$108,453	$72,177

Shipments by markets (in thousands of pounds)
Aerospace	2,303	904
Chemical processing	788	601
Industrial gas turbines	825	798
Other markets	306	489
Total shipments	4,222	2,792

Average selling price per pound
Aerospace	$25.55	$27.16
Chemical processing	21.21	25.38
Industrial gas turbines	16.68	17.50
Other markets	38.81	26.13
Total product (product only; excluding other revenue)	23.97	23.84
Total average selling price (including other revenue)	$25.69	$25.85